
                                                                     EXHIBIT 4.5

                           LOAN AND SECURITY AGREEMENT

                                 by and between

                       STRATEX NETWORKS, INC., AS BORROWER

                                       and

                         SILICON VALLEY BANK, AS LENDER

                                January 21, 2003

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
1.       ACCOUNTING AND OTHER TERMS.............................................................................         1

2.       LOAN AND TERMS OF PAYMENT..............................................................................         1

         2.1      Promise to Pay................................................................................         1

         2.2      Overadvances..................................................................................         2

         2.3      General Provisions Relating to the Advances...................................................         2

         2.4      Permitted Uses of Advance Proceeds............................................................         2

         2.5      Interest Rate, Payments.......................................................................         3

         2.6      Fees..........................................................................................         4

3.       CONDITIONS OF ADVANCES.................................................................................         4

         3.1      Conditions Precedent to Initial Credit Extension..............................................         4

         3.2      Conditions Precedent to all Credit Extensions.................................................         5

         3.3      Procedure for the Borrowing of Advances.......................................................         5

         3.4      Conversion and Continuation Elections.........................................................         6

         3.5      Special Provisions Governing LIBOR Advances...................................................         7

         3.6      Additional Requirements/Provisions Regarding LIBOR Advances...................................         8

         3.7      Calculation of Interest and Fees..............................................................        10

4.       CREATION OF SECURITY INTEREST..........................................................................        11

         4.1      Grant of Security Interest....................................................................        11

         4.2      Authorization to File Financing Statements....................................................        11

5.       REPRESENTATIONS AND WARRANTIES.........................................................................        11

         5.1      Due Organization and Authorization............................................................        11

         5.2      Collateral....................................................................................        11

         5.3      Litigation....................................................................................        11

         5.4      No Material Adverse Change in Financial Statements............................................        12

         5.5      Solvency......................................................................................        12

         5.6      Regulatory Compliance.........................................................................        12

         5.7      Subsidiaries; Investments.....................................................................        12

         5.8      Full Disclosure...............................................................................        12

6.       AFFIRMATIVE COVENANTS..................................................................................        13

         6.1      Government Compliance.........................................................................        13

         6.2      Financial Statements, Reports, Certificates...................................................        13

         6.3      Inventory.....................................................................................        13

         6.4      Taxes.........................................................................................        13

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
         6.5      Insurance.....................................................................................        14

         6.6      Depository Accounts...........................................................................        14

         6.7      Financial Covenants...........................................................................        14

         6.8      Further Assurances............................................................................        14

7.       NEGATIVE COVENANTS.....................................................................................        15

         7.1      Dispositions..................................................................................        15

         7.2      Changes in Control, Business..................................................................        15

         7.3      Mergers or Acquisitions.......................................................................        15

         7.4      Indebtedness..................................................................................        15

         7.5      Encumbrance...................................................................................        15

         7.6      Subordinated Debt.............................................................................        15

         7.7      Compliance....................................................................................        16

8.       EVENTS OF DEFAULT......................................................................................        16

         8.1      Payment Default...............................................................................        16

         8.2      Covenant Default..............................................................................        16

         8.3      Material Adverse Change.......................................................................        16

         8.4      Attachment....................................................................................        16

         8.5      Insolvency....................................................................................        17

         8.6      Other Agreements..............................................................................        17

         8.7      Judgments.....................................................................................        17

         8.8      Misrepresentations............................................................................        17

9.       BANK'S RIGHTS AND REMEDIES.............................................................................        17

         9.1      Rights and Remedies...........................................................................        17

         9.2      Power of Attorney.............................................................................        18

         9.3      Bank Expenses.................................................................................        18

         9.4      Bank's Liability for Collateral...............................................................        19

         9.5      Remedies Cumulative...........................................................................        19

         9.6      Demand Waiver.................................................................................        19

10.      NOTICES................................................................................................        19

11.      CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.............................................................        19

12.      GENERAL PROVISIONS.....................................................................................        20

         12.1     Successors and Assigns........................................................................        20

         12.2     Indemnification...............................................................................        20

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         12.3     Time of Essence...............................................................................        20

         12.4     Severability of Provision.....................................................................        20

         12.5     Amendments in Writing, Integration............................................................        20

         12.6     Counterparts..................................................................................        20

         12.7     Survival......................................................................................        20

         12.8     Confidentiality...............................................................................        21

         12.9     Attorneys' Fees, Costs and Expenses...........................................................        21

13.      DEFINITIONS............................................................................................        21

         13.1     Definitions...................................................................................        21

         THIS LOAN AND SECURITY AGREEMENT dated January 21, 2003, between SILICON VALLEY BANK ("BANK"), whose address is 3003 Tasman Drive, Santa Clara, California 95054, and Stratex Networks, Inc., a Delaware corporation ("BORROWER"), whose address is 170 Rose Orchard Way, San Jose, California 95134, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.       ACCOUNTING AND OTHER TERMS

         Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document.

2.       LOAN AND TERMS OF PAYMENT

         2.1      PROMISE TO PAY.

         Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

                  2.1.1    REVOLVING ADVANCES.

                           (a)      Bank will make Advances not exceeding the
Committed Revolving Line minus the sum of (i) all amounts for services utilized under the Cash Management Services Sublimit (as defined in SECTION 2.1.4), and
(ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).

                           (b)      To obtain an Advance, Borrower must follow
the procedures set forth in SECTION 3.3(a).

                           (c)      The Bank's obligation to make Credit
Extensions terminates on the Revolving Maturity Date, when all Advances are immediately payable.

                           (d)      Bank's obligation to make Credit Extensions
will terminate if an Event of Default (as herein defined) has occurred or there exists any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

                  2.1.2    LETTERS OF CREDIT SUBLIMIT.

                  Bank will issue or have issued Letters of Credit for Borrower's account not exceeding the Committed Revolving Line minus the sum of
(a) the outstanding principal balance of the Advances, and (b) the Cash Management Services Sublimit. Each Letter of Credit will have an expiry date of no later than eighteen (18) months after the Revolving Maturity Date, and Borrower's reimbursement obligation will be fully secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

                                       1.

                  2.1.3    FX FORWARD CONTRACTS.

                  Borrower may enter into foreign exchange contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency on a specified date (the "SETTLEMENT DATE"). Foreign exchange contracts with a Settlement Date of two (2) or more business days (as applicable in the country of the contract foreign currency) after the contract date (each, a "FX Forward Contract") are subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to $2,000,000 (the "FX Reserve"). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.

                  2.1.4    CASH MANAGEMENT SERVICES SUBLIMIT.

                  Borrower may use amounts not to exceed the Committed Revolving Line minus the sum of (a) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (b) the outstanding principal balance of the Advances (without duplication for any drawn but unreimbursed Letters of Credit) for Bank's cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (collectively, the "CASH MANAGEMENT SERVICES"). The aggregate amount utilized for Cash Management Services (the "CASH MANAGEMENT SERVICES SUBLIMIT") will at all times reduce the amounts available to be borrowed under the Committed Revolving Line or otherwise available for Letters of Credit under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

         2.2      OVERADVANCES.

         If Borrower's aggregated Obligations under Sections 2.1.1, 2.1.2, and
2.1.3 exceed the Committed Revolving Line, Borrower must immediately pay Bank the excess.

         2.3      GENERAL PROVISIONS RELATING TO THE ADVANCES.

         Each Advance shall, at Borrower's option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided that in no event shall Borrower maintain at any time LIBOR Advances having more than two (2) different Interest Periods. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in
SECTION 2.5(a). Amounts borrowed by Borrower under the Committed Revolving Line may be repaid and, prior to the Revolving Maturity Date, and subject to the applicable terms and conditions precedent in Sections 3.1, 3.2, and 3.3, reborrowed.

         2.4      PERMITTED USES OF ADVANCE PROCEEDS.

         The Advances shall be used solely for working capital and other general business requirements of Borrower.

                                       2.

         2.5      INTEREST RATE, PAYMENTS.

                           (a)      INTEREST RATE. Each Advance shall bear
interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate or Adjusted LIBOR, as the case may be. After an Event of Default occurs and so long as such Event of Default continues, including after an acceleration of the Obligations pursuant to SECTION 9.1(a) (whether before or after entry of judgment to the extent permitted by law), Obligations shall accrue interest at five (5) percent above the rate effective immediately before the Event of Default; provided, however, that on and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of such Event of Default or acceleration, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five (5) percent. Payment or acceptance of the increased interest provided in this SECTION 2.5(a) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

                           (b)      PAYMENTS. Pursuant to the terms of SECTION
3.7, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Maturity Date.

                           (c)      LIMITATIONS ON INTEREST RATES.
Notwithstanding any provision in this Agreement or any of the other Loan Documents, the total liability for payments in the nature of interest shall not exceed the applicable limits imposed by any applicable federal or state interest rate laws. If any payments in the nature of interest, additional interest and other charges made hereunder or under any of the Loan Documents are held to be in excess of the applicable limits imposed by any applicable federal or state law, the amount held to be in excess shall be considered payment of principal under the Advances and the indebtedness evidenced thereby shall be reduced by such amount in the inverse order of maturity so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable federal or state interest rate laws.

                           (d)      GENERAL PROVISIONS. Bank may debit any of
Borrower's deposit accounts including Account Number 3300389009 (the "DESIGNATED DEPOSIT ACCOUNT") for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 p.m. (Pacific time) are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

                                       3.
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         2.6      FEES.

                  Borrower will pay:

                           (a)      SET-UP FEE. On the Closing Date, a fully
earned, non-refundable set-up fee equal to .45% of the Committed Revolving Line (the "SET-UP FEE").

                           (b)      LETTER OF CREDIT FEE. Upon the issuance of a
Letter of Credit, a fully earned, non-refundable Letter of Credit fee equal to ..75% per annum of the face amount of the issued Letter of Credit.

                           (c)      BANK EXPENSES. All Bank Expenses (including
reasonable attorneys' fees and reasonable expenses) incurred through and after the date of this Agreement when due.

3.       CONDITIONS OF ADVANCES

         3.1      CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION.

         Bank's obligation to make the initial Credit Extension is subject to the condition precedent that the following have been satisfied, all in form and substance satisfactory to Bank:

                           (a)      Borrower shall have executed and delivered
the Loan Documents;

                           (b)      Borrower shall have delivered an executed
one or more Control Agreements by and among Borrower, Bank, and securities intermediary(y)(ies) as is necessary for Bank to obtain control (within the meaning of the applicable provision of the Code) over any Collateral Accounts (as defined in SECTION 6.8 hereof) that hold, in the aggregate, assets valued in an amount equal to at least 1.25 times the Committed Revolving Line;

                           (c)      Borrower shall have delivered an executed
Control Agreement by and among Borrower, Bank, and SVB Securities;

                           (d)      Borrower shall have delivered the Operating
Documents and a good standing certificate of Borrower from the State of Delaware;

                           (e)      Borrower shall have delivered the Corporate
Borrowing Resolutions;

                           (f)      Borrower shall have paid all costs and fees,
including the Set-up Fee and Bank Expenses, then due; and

                           (g)      Borrower shall have delivered to Bank, in
addition to the documents required in SECTION 3.2, all documents, certificates, and other assurances that Bank or its counsel may reasonably request.

                                       4.

         3.2      CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.

         Bank's obligation to make each Credit Extension, including the initial Credit Extension, is subject to the condition precedent that the following shall have been satisfied, all in form and substance satisfactory to Bank:

                           (a)      timely receipt of a Notice of Borrowing;

                           (b)      unless otherwise waived by Bank, the Control
Agreements shall be in full force and effect; and

                           (c)      the representations and warranties in
SECTION 5 must be true on the date of the Notice of Borrowing and on the Funding Date or the date any other Credit Extension is made, and no Event of Default may have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties of SECTION 5 remain true.

         3.3      PROCEDURE FOR THE BORROWING OF ADVANCES.

                           (a)      Subject to the prior satisfaction of all
other applicable conditions to the making of an Advance set forth in this Agreement, including SECTION 3.1 and SECTION 3.2 for Advances made on the Closing Date and SECTION 3.2 for all Advances, each Advance shall be made upon Borrower's irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 11:00 a.m. (Pacific time), (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Advances, specifying:

                                    (i)      the amount of the Advance, which,
if a LIBOR Advance is requested, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $1,000,000 in excess thereof;

                                    (ii)     the requested Funding Date, which
shall be a Business Day;

                                    (iii)    whether the Advance is to be
comprised of LIBOR Advances or Prime Rate Advances; and

                                    (iv)     the duration of the Interest Period
applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.

                           (b)      The proceeds of all such Advances will then
be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and,

                                       5.

subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.

         3.4      CONVERSION AND CONTINUATION ELECTIONS.

                           (a)      So long as (1) no Event of Default or event
which with notice, passage of time, or both would constitute an Event of Default exists; (2) no party hereto shall have sent any notice of termination of this Agreement; and (3) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower's requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

                                    (i)      elect to convert on any Business
Day, Prime Rate Advances in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof into LIBOR Advances;

                                    (ii)     elect to continue on any Interest
Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof); provided, that if the aggregate amount of LIBOR Advances shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000, such LIBOR Advances shall automatically convert into Prime Rate Advances, and on and after such date the right of Borrower to continue such Advances as, and convert such Advances into, LIBOR Advances shall terminate; or

                                    (iii)    elect to convert on any Interest
Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof) into Prime Rate Advances.

                           (b)      Borrower shall deliver a Notice of
Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 11:00 a.m. (Pacific time) at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) one (1) Business Day in advance of the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying:

                                    (i)      the proposed Conversion Date or
Continuation Date;

                                    (ii)     the aggregate amount of the
Advances to be converted or continued which, if any Advances are to be converted into or continued as LIBOR Advances, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $1,000,000 in excess thereof;

                                    (iii)    the nature of the proposed
conversion or continuation; and

                                    (iv)     the duration of the requested
Interest Period.

                                       6.

                           (c)      If upon the expiration of any Interest
Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

                           (d)      Any LIBOR Advances shall, at Bank's option,
convert into Prime Rate Advances in the event that (i) an Event of Default, or event which with notice, the passage of time, or both would constitute an Event of Default, shall exist, (ii) the Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Committed Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing.

                           (e)      Notwithstanding anything to the contrary
contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

         3.5      SPECIAL PROVISIONS GOVERNING LIBOR ADVANCES.

         Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

                           (a)      DETERMINATION OF APPLICABLE INTEREST RATE.
As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

                           (b)      INABILITY TO DETERMINE APPLICABLE INTEREST
RATE. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

                                       7.

                           (c)      COMPENSATION FOR BREAKAGE OR
NON-COMMENCEMENT OF INTEREST PERIODS. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to illegality or impracticability under Section 3.6(d)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance.

                           (d)      ASSUMPTIONS CONCERNING FUNDING OF LIBOR
ADVANCES. Calculation of all amounts payable to Bank under this SECTION 3.5 and under SECTION 3.3 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this SECTION 3.5 and under SECTION 3.3.

                           (e)      LIBOR ADVANCES AFTER DEFAULT. After the
occurrence of and during the continuation of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of SECTION 3.5(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

         3.6      ADDITIONAL REQUIREMENTS/PROVISIONS REGARDING LIBOR ADVANCES.

                           (a)      If for any reason (including voluntary or
mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Borrower shall immediately notify Borrower's account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive absent manifest error.

                           (b)      Borrower shall pay Bank, upon demand by
Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs

                                       8.

incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), in each case resulting from any Regulatory Change which:

                                    (i)      changes the basis of taxation of
any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

                                    (ii)     imposes or modifies any reserve,
special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances or any deposits referred to in the definition of LIBOR); or

                                    (iii)    imposes any other condition
affecting this Agreement (or any of such extensions of credit or liabilities).

         Bank will notify Borrower of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this SECTION 3.6 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this SECTION
3.6. Determinations and allocations by Bank for purposes of this SECTION 3.6 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

                           (c)      If Bank shall determine that the adoption or
implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "PARENT") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.6(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

                           (d)      If, at any time, Bank, in its sole and
absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not

                                       9.

accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank's obligation to make the LIBOR Advances shall terminate; provided, however, Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

                           (e)      If it shall become unlawful for Bank to
continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to SECTION 3.6(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of SECTION 3.5(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by telefacsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by telefacsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

         3.7      CALCULATION OF INTEREST AND FEES.

         Interest on the Advances and all fees payable hereunder shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Advance, the date of the making of such Advance shall be included and the date of payment shall be excluded; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Advance.

                           (a)      PRIME RATE ADVANCES. Each change in the
interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank's right to make changes in the interest rate of the Prime Rate Advances based on changes in the Prime Rate. Interest on Prime Rate Advances is payable monthly by debit to the Designated Deposit Account on each Interest Payment Date. Bank shall provide Borrower a statement of interest four (4) days prior to each Interest Payment Date applicable to Prime Rate Advances.

                           (b)      LIBOR ADVANCES. The interest rate applicable
to each LIBOR Advance shall be determined in accordance with SECTION 3.5(a) hereunder. Subject to SECTIONS 3.5 and 3.6, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

                                      10.

4.       CREATION OF SECURITY INTEREST

         4.1      GRANT OF SECURITY INTEREST.

         Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

         4.2      AUTHORIZATION TO FILE FINANCING STATEMENTS.

         Borrower authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions, as Bank deems necessary, in order to protect or perfect Bank's security interest in the Collateral.

5.       REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants as follows:

         5.1      DUE ORGANIZATION AND AUTHORIZATION.

         Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

         The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

         5.2      COLLATERAL.

         Borrower has good title to the Collateral, free of Liens except Permitted Liens. All Inventory is in all material respects of good and marketable quality, free from material defects.

         5.3      LITIGATION.

         Except as shown in the Disclosure Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

                                       11.

         5.4      NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS.

         All consolidated financial statements for Borrower delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

         5.5      SOLVENCY.

         The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

         5.6      REGULATORY COMPLIANCE.

         Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has generally timely filed all
(a) required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and where failure to do so could cause an Event of Default, and (b) filings required by the Securities and Exchange Commission. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

         5.7      SUBSIDIARIES; INVESTMENTS.

         Borrower does not own any stock, partnership interest or other equity securities except as disclosed in the Disclosure Schedule.

         5.8      FULL DISCLOSURE.

         No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. Bank recognizes that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

                                       12.

6.       AFFIRMATIVE COVENANTS

         Borrower will do all of the following for so long as Bank has an obligation to lend or there are outstanding Obligations:

         6.1      GOVERNMENT COMPLIANCE.

         Borrower will maintain its and all Subsidiaries' legal existence and good standing in their jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to cause a material adverse effect on Borrower's business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, for which noncompliance could have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

         6.2      FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

                           (a)      Borrower will deliver to Bank: (i) within
five (5) Business Days of filing, copies of all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (ii) as soon as available, but no later than thirty (30) days after the end of each month, a cash holding report in form and substance satisfactory to Bank; (iii) as soon as available, but no later than forty-five (45) days after the end of each fiscal year, a one
(1) year (prepared on a quarterly basis) financial projections of Borrower on a Consolidated basis, including a pro forma balance sheet and statements of income and cash flows and showing projected operating revenues, expenses and debt service of Borrower on a Consolidated basis; (iv) a prompt report of any material infringements to its Intellectual Property (collectively, "IP INFRINGEMENTS"); (v) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $2,000,000 or more, or in which an adverse decision could reasonably be expected to cause a Material Adverse Change (collectively, "MATERIAL LITIGATION"); and (vi) other financial information Bank reasonably requests.

                           (b)      Borrower will deliver to Bank with its Forms
10-K and 10-Q a Compliance Certificate signed by a Responsible Officer in the form of EXHIBIT D.

         6.3      INVENTORY.

         Borrower will keep all Inventory in good and marketable condition, and free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $2,000,000.

         6.4      TAXES.

         Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower

                                       13.

is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

         6.5      INSURANCE.

         Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower's industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank's reasonable discretion. At Bank's request, Borrower will deliver certificates of insurance showing the Bank as an additional insured, as applicable, and that the Bank will be provided at least twenty (20) days notice of cancellation of any policy. If an Event of Default has occurred and is continuing, proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations.

         6.6      DEPOSITORY ACCOUNTS.

         Borrower will maintain a depository account or accounts with Bank, one of which shall be the Designated Deposit Account for purposes of debiting amounts owed to Bank hereunder.

         6.7      FINANCIAL COVENANTS.

         Borrower will maintain:

                           (a)      TANGIBLE NET WORTH. As measured at the last
day of each fiscal quarter of Borrower, Tangible Net Worth of at least $105,000,000.

                           (b)      LIQUIDITY COVERAGE. As measured at the last
day of each calendar month, a ratio of (1) unrestricted cash and Cash Equivalents plus (i) short-term, marketable securities of Borrower, minus (ii) outstanding Cash Management Services, and minus (iii) the FX Reserve divided by
(2) the aggregate amount of the Obligations of not less than 1.50 to 1.00.

         6.8      FURTHER ASSURANCES.

         Borrower will execute any further instruments and take further action as Bank reasonably requests to effect the purposes of this Agreement, including executing and delivering and causing any applicable depositary bank, securities intermediary or commodity intermediary at or with which any Deposit Account, Securities Account, or Commodity Account (collectively, the "COLLATERAL ACCOUNTS") is maintained to execute and deliver a Control Agreement with respect to such Collateral Accounts as is necessary for Bank to obtain control (within the meaning of the applicable provision of the Code) over such Collateral Accounts that hold, in the aggregate, assets valued in an amount equal to at least 1.25 times the Committed Revolving Line. In addition, Borrower will take all commercially reasonable actions necessary to ensure that it is certified by the Secretary of State of the State of California as qualified to transact business in California under the name "Stratex Networks, Inc." within thirty
(30) days from the date hereof.

                                       14.

7.       NEGATIVE COVENANTS

         Borrower will not do any of the following without Bank's prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

         7.1      DISPOSITIONS.

         Convey, sell, lease, transfer or otherwise dispose of (collectively "TRANSFER"), or permit any of its Subsidiaries to Transfer, all or any material part of its business or property, except for Transfers of (a) assets in the ordinary course of business; (b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (c) worn-out or obsolete assets.

         7.2      CHANGES IN CONTROL, BUSINESS.

         Permit or suffer any Change in Control or engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto.

         7.3      MERGERS OR ACQUISITIONS.

         Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (collectively, "MERGERS OR ACQUISITIONS"), except that Borrower may enter into Mergers or Acquisitions so long as no Event of Default has occurred and is continuing or would result from any such Mergers or Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

         7.4      INDEBTEDNESS.

         Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

         7.5      ENCUMBRANCE.

         Create, incur, or allow any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for (a) Permitted Liens, or (b) Transfers of Accounts in the ordinary course of Borrower's business in exchange for cash or other unencumbered Property to an entity or entities regularly engaged in the purchase of such Accounts, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

         7.6      SUBORDINATED DEBT.

         Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent.

                                       15.

         7.7      COMPLIANCE.

         Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.       EVENTS OF DEFAULT

         Any one of the following is an Event of Default:

         8.1      PAYMENT DEFAULT.

         If Borrower fails to pay (a) the principal or interest portion of any Advance within three (3) Business Days after their due date, or (b) any other Obligations within three (3) Business Days after being notified by Bank that such Obligations are due and payable. During any cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

         8.2      COVENANT DEFAULT.

         If Borrower does not perform any obligation in SECTION 6 (other than any obligation under SECTIONS 6.2 or 6.5) or violates any covenant in SECTION 7; or

         If Borrower does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within ten (10) days after it occurs, or if the default cannot be cured within ten (10) days or cannot be cured after Borrower's attempts to cure such default within the ten (10) day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than thirty (30) days) to attempt to cure the default. During the additional cure period, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during any cure period);

         8.3      MATERIAL ADVERSE CHANGE.

         If a Material Adverse Change occurs;

         8.4      ATTACHMENT.

         If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a

                                       16.

material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed against any material portion of Borrower's assets by any government agency and is not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made while (a) the stay is in effect, or (b) Borrower contests the action, whichever is applicable);

         8.5      INSOLVENCY.

         If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within thirty (30) days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

         8.6      OTHER AGREEMENTS.

         If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $2,000,000 or that could cause a Material Adverse Change;

         8.7      JUDGMENTS.

         If a money judgment(s) in the aggregate of at least $2,000,000 is rendered against Borrower, is not covered by insurance, and is unsatisfied and unstayed for ten (10) days (but no Credit Extensions will be made before the judgment is stayed or satisfied); or

         8.8      MISREPRESENTATIONS.

         If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement at the time made now or later in any warranty or representation in this Agreement or in any writing delivered to Bank to induce Bank to enter this Agreement or any Loan Document.

9.       BANK'S RIGHTS AND REMEDIES

         9.1      RIGHTS AND REMEDIES.

         When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

                           (a)      Declare all Obligations immediately due and
payable (but if an Event of Default described in SECTION 8.5 occurs, all Obligations are immediately due and payable without any action by Bank);

                           (b)      Stop advancing money or extending credit for
Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

                                       17.

                           (c)      Make any payments and do any acts it
considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

                           (d)      Request that Borrower provide cash in an
amount equal to the amount of the outstanding Letters of Credit to serve as collateral for such Letters of Credit;

                           (e)      Apply to the Obligations any (i) balances
and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

                           (f)      Terminate any FX Forward Contracts;

                           (g)      Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

                           (h)      Dispose of the Collateral according to the
Code.

         9.2      POWER OF ATTORNEY.

         Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors,
(c) make, settle, and adjust all claims under Borrower's insurance policies; (d) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest in the Collateral regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

         9.3      BANK EXPENSES.

         If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in SECTION 6.5 and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then

                                       18.

applicable Prime Rate. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

         9.4      BANK'S LIABILITY FOR COLLATERAL.

         If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

         9.5      REMEDIES CUMULATIVE.

         Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

         9.6      DEMAND WAIVER.

         Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.      NOTICES

         All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.      CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

         California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

                                       19.

12.      GENERAL PROVISIONS

         12.1     SUCCESSORS AND ASSIGNS.

         This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

         12.2     INDEMNIFICATION.

         Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

         12.3     TIME OF ESSENCE.

         Time is of the essence for the performance of all obligations in this Agreement.

         12.4     SEVERABILITY OF PROVISION.

         Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

         12.5     AMENDMENTS IN WRITING, INTEGRATION.

         All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

         12.6     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

         12.7     SURVIVAL.

         All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in SECTION 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

                                       20.

         12.8     CONFIDENTIALITY.

         In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (a) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (b) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (c) as required by law, regulation, subpoena, or other order, (d) as required in connection with Bank's examination or audit, and (e) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (x) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank, or (y) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

         12.9     ATTORNEYS' FEES, COSTS AND EXPENSES.

         In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.      DEFINITIONS

         13.1     DEFINITIONS.

         In this Agreement:

         "ACCOUNTS" is defined on EXHIBIT A hereto.

         "ADJUSTED LIBOR" means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to the sum of (a) LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period plus (b) two percent (2%).

         "ADVANCE" or "ADVANCES" is a loan advance (or advances) under the Committed Revolving Line.

         "AFFILIATE" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

         "BANK EXPENSES" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

                                       21.

         "BORROWER'S BOOKS" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, business operations or financial condition and all computer programs or discs or any equipment containing the information.

         "BUSINESS DAY" is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a "Business Day" shall relate to a LIBOR Advance, the term "Business Day" shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a "Business Day" shall relate to an FX Forward Contract, the term "Business Day" shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.

         "CASH EQUIVALENTS" means highly liquid marketable securities held by Borrower with a remaining maturity of three (3) months or less in accordance with GAAP.

         "CASH MANAGEMENT SERVICES" are defined in SECTION 2.1.4.

         "CHANGE IN CONTROL" means any change, whether by a single transaction or a series of transactions, in the Person or Persons who control sufficient voting rights accorded to the owners of Borrower's stock (directly or indirectly, whether by stock ownership, contract, or otherwise) to direct the management of Borrower; provided, however, this provision shall not be violated by any sale of the stock (and related voting rights) of Borrower by Borrower through the New York Stock Exchange, the American Stock Exchange, NASDAQ or other public securities markets in which stocks of companies are regularly traded in the United States.

         "CLOSING DATE" is the date of this Agreement.

         "CODE" is the Uniform Commercial Code, as applicable.

         "COLLATERAL" is the property described on EXHIBIT A hereto.

         "COMMITTED REVOLVING LINE" is $22,500,000.

         "COMMODITY ACCOUNT" has the meaning ascribed to it in the Code.

         "CONSOLIDATED" refers, with respect to any Person, to the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

         "CONSOLIDATED TOTAL ASSETS" means, at any date of determination, the total Consolidated assets of Borrower, except goodwill, trade names, copyrights, trademarks, service marks, and other intangible items such as unamortized debt discount and expenses and research and development expenses except pre-paid expenses.

         "CONSOLIDATED TOTAL LIABILITIES" is on any date of determination, obligations that should, under GAAP, be classified as liabilities on Borrower's Consolidated balance sheet, including all Indebtedness, but excluding all Subordinated Debt.

                                       22.

         "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, but "CONTINGENT OBLIGATION" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

         "CONTINUATION DATE" means any date on which Borrower elects to continue a LIBOR Advance into another Interest Period.

         "CONTROL AGREEMENTS" means, collectively, the separate control agreements entered into among Borrower, Bank and the depositary bank, securities intermediary, or commodity intermediary at which Borrower maintains a deposit account, securities account, or a commodity account, pursuant to which Bank obtains control (within the meaning of the applicable provision of the Code) over such deposit account, securities account, or commodity account.

         "CONVERSION DATE" means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

         "CREDIT EXTENSION" is each Advance, Letter of Credit, FX Forward Contract, Cash Management Services, or any other extension of credit by Bank for Borrower's benefit.

         "DEPOSIT ACCOUNTS" is defined on EXHIBIT A hereto.

         "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto as SCHEDULE A.

         "DOLLARS," "DOLLARS" and "$" each mean lawful money of the United
States.

         "EFFECTIVE AMOUNT" means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

         "EQUIPMENT" is defined on EXHIBIT A hereto.

         "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

         "FX FORWARD CONTRACT" is defined in SECTION 2.1.3.

         "FX RESERVE" is defined in Section 2.1.3.

                                       23.

         "FUNDING DATE" means the date funds are advanced to Borrower for any Advance.

         "GAAP" is generally accepted accounting principles.

         "GOVERNMENTAL AUTHORITY" means (a) any foreign, federal, state, county, or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

         "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred price of property or services (such as reimbursement and other obligations for surety bonds and letters of credit that are carried as liabilities on Borrower's balance sheet) other than Contingent Obligations, (b) obligations evidenced by notes, bonds, debentures or similar instruments, and (c) capital lease obligations.

         "INSOLVENCY PROCEEDING" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

         "INTELLECTUAL PROPERTY" is defined on EXHIBIT A hereto.

         "INTEREST PAYMENT DATE" means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the twentieth (20th) day of each month (or, if the twentieth day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

         "INTEREST PERIOD" means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), or three (3), months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Maturity Date,
(b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

                                       24.

         "INTEREST RATE DETERMINATION DATE" means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

         "INVENTORY" is defined on EXHIBIT A hereto.

         "INVESTMENT" is any beneficial ownership (including stock, partnership interest or other securities) of any Person, or any loan, advance or capital contribution to any Person.

         "LETTER OF CREDIT" is defined in SECTION 2.1.2.

         "LIBOR" means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

         "LIBOR ADVANCE" means an Advance that bears interest based on Adjusted LIBOR.

         "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

         "LOAN DOCUMENTS" are, collectively, this Agreement, the Control Agreements, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

         "MATERIAL ADVERSE CHANGE" is any of the following: (a) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (b) a material impairment of the prospect of repayment of any portion of the Obligations; or (c) a material impairment of the value or priority of Bank's security interests in the Collateral.

         "NOTICE OF BORROWING" means a notice given by Borrower to Bank in accordance with SECTION 3.2(a), substantially in the form of EXHIBIT B, with appropriate insertions.

         "NOTICE OF CONVERSION/CONTINUATION" means a notice given by Borrower to Bank in accordance with SECTION 3.4, substantially in the form of EXHIBIT C, with appropriate insertions.

         "OBLIGATIONS" are all debts, principal, interest, Bank Expenses and other amounts Borrower owes to Bank now or hereafter arising, including Cash Management Services, Letters of Credit, and the FX Reserve, if any and including interest accruing after Insolvency Proceedings begin and all debts, liabilities, or obligations of Borrower assigned to Bank.

                                       25.

         "OPERATING DOCUMENTS" shall mean the Borrower's certificate of incorporation, as currently filed with the State of Delaware, and its bylaws in current form, each with all current modifications and amendments thereto.

         "PERMITTED INDEBTEDNESS" is:

                           (a)      Borrower's indebtedness to Bank under this
Agreement or any other Loan Document;

                           (b)      Indebtedness existing on the Closing Date
and shown on the Disclosure Schedule;

                           (c)      Subordinated Debt;

                           (d)      Indebtedness to trade creditors incurred in
the ordinary course of business;

                           (e)      Indebtedness secured by Permitted Liens; and

                           (f)      Any other Indebtedness not to exceed
$5,000,000 in the aggregate outstanding at any time.

         "PERMITTED LIENS" are:

                           (a)      Liens existing on the Closing Date and shown
on the Disclosure Schedule or arising under this Agreement or other Loan Documents;

                           (b)      Liens for taxes, fees, assessments or other
government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

                           (c)      Purchase money Liens (i) on Equipment
acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

                           (d)      Licenses or sublicenses granted in the
ordinary course of Borrower's business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

                           (e)      Leases or subleases granted in the ordinary
course of Borrower's business, including in connection with Borrower's leased premises or leased property;

                           (f)      Liens incurred in the extension, renewal or
refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

                                       26.

                           (g)      Liens securing (i) the non-delinquent
performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (ii) Contingent Obligations in respect of surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business; provided all such Liens in the aggregate could not (even if enforced), with reasonable likelihood, cause or result in a Material Adverse Change; and

                           (h)      Liens on cash collateral securing
reimbursement obligations to issuing banks under standby letters of credit, foreign exchange contracts, or other transactions in the ordinary course of business.

         "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

         "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

         "PRIME RATE ADVANCE" means an Advance that bears interest based on the Prime Rate.

         "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

         "REGULATORY CHANGE" means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

         "RESERVE REQUIREMENT" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which Adjusted LIBOR is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

         "RESPONSIBLE OFFICER" is each of the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, and the Treasurer of Borrower.

                                       27.

         "REVOLVING MATURITY DATE" is January 20, 2004.

         "SECURITIES ACCOUNT" is an account to which a financial asset is or may be credited in accordance with an agreement under which the person maintaining the account undertakes to treat the person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

         "SUBORDINATED DEBT" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

         "SUBSIDIARY" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

         "TANGIBLE NET WORTH" is, on any date, the Consolidated Total Assets of Borrower and its Subsidiaries minus (i) any amounts attributable to reserves not already deducted from assets; (ii) restricted cash; and (iii) Consolidated Total Liabilities.

                            [Signature page follows.]

                                       28.

         IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as of the date first written above.

BORROWER:

STRATEX NETWORKS, INC.

By:________________________________________           By: ______________________

Title: ____________________________________           Title: ___________________

BANK:

SILICON VALLEY BANK

By: _______________________________________

Title _____________________________________

                 [Signature page to Loan and Security Agreement]

                                   SCHEDULE A

                               DISCLOSURE SCHEDULE

The exact and correct corporate name of Borrower is: Stratex Networks, Inc.

Borrower's state of formation:      California - January 4, 1984
Reincorporated:                     Delaware - February 13, 1987

Borrower has operated under only the following other names (if none, so state):
         Dyna Lynx Corporation, Digital Microwave Corporation, DMC Stratex Networks, Inc.

All addresses at which the Borrower does business in the United States with total assets in excess of $100,000 are as follows (attach additional sheets if necessary and include all warehouse addresses):

         1.       170 Rose Orchard Way, San Jose, CA 95134 (Principal Offices)

         2.       130 Rose Orchard Way, San Jose, CA 95134

         3. 1533 California Circle, Milpitas, CA 95035 (vacated - to be subleased)

         4.       482 South Abbott Avenue, Milpitas, CA 95035 (stockroom)

         5.       472 South Abbott Avenue, Milpitas, CA 95035 (warehouse)

Borrower has deposit accounts and/or investment accounts located only at the following institutions in the United States (include account numbers):

         Union Bank of California:

                           1.       Concentration/SWEEP Account No. 64501-54545

                           2.       LC Collateral Account No. 64501-54529
                                    (Restricted)

                           3.       FX Collateral Account No. 64501-54537
                                    (Restricted)

                           4.       Controlled Disbursement Account No.
                                    90800-08462 (zero balance account "ZBA")

                           5.       Payroll Account No. 64501-54596 (ZBA)

                           6.       Medical Payments Account No. 64501-54553
                                    (ZBA)

                           7.       Disability Payments Account No. 64501-54561
                                    (ZBA)

 Bank of America:          1.       Concentration/SWEEP Account No. 12334-25035

                           2. Nations Fund LC Collateral Account No. 020100004205217 (Restricted)

                           3.       Controlled Disbursement Account No.
                                    87650-00780 (ZBA)

                           4.       Payroll Account No. 12332-25036 (ZBA)

                           5.       Medical Claims Account No. 12336-25039 (ZBA)

                           6.       Voluntary Disability Account No. 12330-25037
                                    (ZBA)

Liens existing on the Closing Date:

         1.       Security interest on restricted cash accounts indicated above

         2.       Liens on leasehold improvements under facility leases

         3. Debenture dated June 15, 1990, as amended, in favor of National Bank of New Zealand for NZ$15,000,000 covering all of the assets of Stratex Networks (NZ) Limited, a wholly owned subsidiary of Stratex Networks, Inc., to support obligations of the subsidiary to the bank

Investments (including Securities Accounts) existing on the Closing Date:

         1.       Lehman Brothers, Inc.: Investment Account No. 833-79289-18-265

         2.       CIBC Oppenheimer: Investment Account No. 232-29693

         3. Granger Telecom UK Ltd.: 214,950 Ordinary Shares (zero book value)

         4. Interwave Communications International Ltd.: 17,076 Common Shares (zero book value)

         5. fSona Corporation: 227,272 Shares Series C Pref. Stock (zero book value)

         6. Aperto Networks, Inc.: 638,297 Shares Series B Pref. Stock (zero book value)

         7.       Ensemble Communications, Inc.: 772,210 Shares Special Common
                     Series C and 81,833 Shares Special Common Series D (zero book value)

Indebtedness (including Subordinated Debt):          None

Borrower is not currently subject to litigation that would have a material adverse effect on the Borrower's financial condition, except the following (attach additional comments, if needed):

None material

Federal Tax ID Number:     77-0016028

Organizational Numbers:

         1.       Delaware ID No. 21177-84

         2.       California ID No. C-1584093

                                    EXHIBIT A

         "Collateral" means of all of Borrower's right, title and interest in and to the following whether owned now or hereafter acquired or arising, and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles; all Investment Property; all Other Property; and any and all claims, rights and interests in any of the foregoing, and all guaranties and security for any of the foregoing, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, all of the foregoing, and all Borrower's Books relating to any of the foregoing.

Notwithstanding the foregoing, "Collateral" shall not be deemed to include:

         A. Borrower's Intellectual Property; provided, however, the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank's security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

         B.       The following Deposit Accounts of Borrower:

                  1. National Fund LC Collateral Account No. 020100004205217 (Restricted cash used to support standby letters of credit issued by Bank of America)

                  2. Union Bank of California LC Collateral Account No. 64501-54529 (Restricted cash used to support standby letters of credit issued by Union Bank of California)

                  3. Union Bank of California FX Collateral Account No. 64501-54537 (Restricted cash used to support foreign currency contracts transacted with Union Bank of California)

         C.       Other assets of Borrower subject to existing Liens:

                  1. All tangible and intangible assets of Stratex Networks (NZ) Limited, a wholly owned subsidiary of Borrower located in Wellington, New Zealand under a debenture dated June 15, 1990, as amended, in favor of National Bank of New Zealand in the amount of NZ$15,000,000 supporting general obligations of the subsidiary to the bank.

                  2.       Leasehold improvements under various facility leases.

As used in this Agreement and in this Exhibit, the following terms have the following meanings:

         "Accounts" means all present and future "accounts" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

         "Deposit Accounts" means all present and future "deposit accounts" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, whether maintained with Bank or other institutions.

         "Equipment" means all present and future "equipment" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

         "General Intangibles" means all present and future "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

         "Intellectual Property" means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

         "Inventory" means all present and future "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

         "Investment Property" means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated,

         "Other Property" means (a) the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future "commercial tort claims", "documents", "instruments", "promissory notes", "chattel paper", "letters of credit", "letter-of-credit rights", "fixtures", "farm products" and "money"; and
         (b) all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

                                    EXHIBIT B

                           FORM OF NOTICE OF BORROWING

                             STRATEX NETWORKS, INC.

                                                             Date:______________

TO:      SILICON VALLEY BANK
         3003 Tasman Drive
         Santa Clara, CA 95054
         Attention: Corporate Services Department

RE: Loan and Security Agreement dated as of January 21, 2003 (as amended, modified, supplemented or restated from time to time, the "Loan Agreement"), by and between STRATEX NETWORKS, INC. as the borrower thereunder, and SILICON VALLEY BANK, as the lender (the "Bank").

Ladies and Gentlemen:

         The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to SECTION 3.3(a) of the Loan Agreement, of the borrowing of an Advance.

         1. The Funding Date, which shall be a Business Day, of the requested Borrowing is _______________.

         2. The aggregate amount of the requested Borrowing is $_____________.

         3. The requested Advance shall consist of $___________ of Prime Rate Advances and $______ of LIBOR Advances.

         4. The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be __________ months.

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

                  (a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to another date are true, accurate and complete in all material respects as of such date; and provided, further, that the representations and warranties set forth in SECTION 5 of the Loan Agreement shall be deemed to be made with respect to the financial statements most recently delivered to the Bank pursuant to SECTION 6.2 of the Loan Agreement;

                  (b) no Event of Default has occurred and is continuing, or would result from such proposed Advance; and

                  (c) the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Committed Revolving Line minus the sum of
         (i) all amounts for services utilized under the Cash Management Services Sublimit, and (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).

         BORROWER                               STRATEX NETWORKS, INC.

                                                By: ____________________________

                                                Name: __________________________

                                                Title: _________________________

         For internal Bank use only

--------------------------------------------------------------------------------------------------
LIBOR Pricing Date                 LIBOR                 LIBOR Variance              Maturity Date
--------------------------------------------------------------------------------------------------
                                                              ----%
--------------------------------------------------------------------------------------------------

             [See attached for additional wire instructions, if any]

LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00PM PST

FAX TO:_________________

CLIENT NAME: __________________________________               DATE: ____________

- LOAN PAYMENT:

From Account # _______________________________     To Account # ________________
                     (Deposit Account #)                        (Loan Account #)

Principal $_________________________________  and/or Interest $_________________

         All Borrower's representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

AUTHORIZED SIGNATURE:_______________________________ Phone Number:______________

-  LOAN ADVANCE:

COMPLETE OUTGOING WIRE REQUEST SECTION BELOW IF ALL OR A PORTION OF THE FUNDS FROM THIS LOAN ADVANCE ARE FOR AN OUTGOING WIRE.

From Account # ___________________________       To Account # __________________
                    (Loan Account #)                         (Deposit Account #)

Amount of Advance $____________________________

         All Borrower's representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

AUTHORIZED SIGNATURE: _________________________ Phone Number: __________________

-  OUTGOING WIRE REQUEST

COMPLETE ONLY IF ALL OR A PORTION OF FUNDS FROM THE LOAN ADVANCE ABOVE ARE TO BE WIRED. Deadline for same day processing is 12:00pm, PST

Beneficiary Name: _____________________       Amount of Wire: $________________

Beneficiary Bank: _____________________       Account Number: __________________

City and State: _______________________

Beneficiary Bank Transit (ABA) #: ______________
Beneficiary Bank Code (Swift, Sort, Chip, etc.):________________________________
                                                (FOR INTERNATIONAL WIRE ONLY)

Intermediary Bank:______________________        Transit (ABA) #:________________

For Further Credit to:__________________________________________________________

Special Instruction:____________________________________________________________

         By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me
(us).

Authorized Signature: _________________  2nd Signature (If Required): ________

Print Name/Title: _____________________  Print Name/Title: _____________________

Telephone #____________________________  Telephone # ___________________________

                                    EXHIBIT C

                    FORM OF NOTICE OF CONVERSION/CONTINUATION

                             STRATEX NETWORKS, INC.

                                                         Date:__________________

TO:      SILICON VALLEY BANK
         3003 Tasman Drive
         Santa Clara, CA  95054
         Attention:

RE: Loan and Security Agreement dated as of January 21, 2003 (as amended, modified, supplemented or restated from time to time, the "Loan Agreement"), by and between STRATEX NETWORKS, INC. as the borrower thereunder, and SILICON VALLEY BANK, as the lender (the "Bank").

Ladies and Gentlemen:

         The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to SECTION 3.4 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

         1. The date of the [conversion] [continuation] is ________________, 2003.

         2. The aggregate amount of the proposed Advances to be [converted] is $_______________________ or [continued] is $____________________.

         3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

         4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be ____________ months.

         The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

                           (a) All representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to another date are true, accurate and complete in all material respects as of such date; and provided, further, that the representations and warranties set forth in SECTION 5 of the Loan Agreement shall be deemed to be made with respect to the financial statements most recently delivered to Bank pursuant to SECTION 6.2 of the Loan Agreement.

                           (b) No Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

         BORROWER                       STRATEX NETWORKS, INC.

                                        By: ____________________________________

                                        Name: __________________________________

                                        Title: _________________________________

         For internal Bank use only

--------------------------------------------------------------------------------------------------
LIBOR Pricing Date                 LIBOR                 LIBOR Variance              Maturity Date
--------------------------------------------------------------------------------------------------
                                                              ----%
--------------------------------------------------------------------------------------------------

                                    EXHIBIT D

                             COMPLIANCE CERTIFICATE

TO:           SILICON VALLEY BANK                           Date:
              3003 Tasman Drive
              Santa Clara, CA 95054

FROM:         STRATEX NETWORKS, INC.

         The undersigned Responsible Officer of Stratex Networks, Inc. ("Borrower") certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required financial reports and calculation of financial covenants supporting the certification. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

PLEASE INDICATE COMPLIANCE STATUS BY CIRCLING YES/NO UNDER "COMPLIES" OR "OCCURRENCES" COLUMNS.

REPORTING COVENANT                                     REQUIRED                             COMPLIES
------------------                                     --------                             --------
Form 10-Q + CC                           Quarterly within 5 days of filing with SEC        Yes      No
Form 10-K + CC                           Annually within 5 days of filing with SEC         Yes      No

                                                                                           OCCURRENCES*
IP Infringements                         Prompt                                            Yes      No
Material Litigation                      Prompt                                            Yes      No

FINANCIAL COVENANT                         REQUIRED                     ACTUAL               COMPLIES
------------------                         --------                     ------               --------
Minimum Tangible Net Worth               $105,000,000                 $________         Yes      No
(Quarterly)

Minimum Liquidity Ratio                  1.50:1.00                     _____:1.00       Yes      No
(Monthly)

* If yes, attached is a summary of the Material Litigation or IP Infringements not previously disclosed by Borrower.

Sincerely,                                       BANK USE ONLY

STRATEX NETWORKS, INC.          Received by:____________________________
                                                AUTHORIZED SIGNER
By: _______________________
Name: ____________________      Date:__________________________________

                                Verified:______________________________
                                             AUTHORIZED SIGNER

                                Date:__________________________________

                                Compliance Status:    Yes   No